Exhibit 4.6

FIFTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

SBC INTERNATIONAL MANAGEMENT SERVICES, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “SBCI-MSI”, with Permanent Establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Vía 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D. F.

and

AMÉRICA MÓVIL S.A. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

This FIFTH AMENDMENT TO MANAGEMENT SERVICES AGREEEMENT, is made to be effective as of December 31, 2005 (this “Amendment”), between SBC INTERNATIONAL MANAGEMENT SERVICES, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cauahtémoc 06599 Mexico, D. F. (hereinafter “SBCI-MSI”) and AMÉRICA MÓVIL S.A. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “AMÉRICA MÓVIL”).

WHEREAS, SBCI-MSI and AMÉRICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003, Second Amendment to Management Services Agreement dated as of October 29, 2003, Third Amendment to Management Services Agreement Dated as of January 1, 2004 and Fourth Amendment to Management Services Agreement dated as of January 31, 2005 (as amended, the “MSA”); and

WHEREAS, SBCI-MSI and AMÉRICA MÓVIL desire to extend the term of and amend the MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. The parties agree that the first sentence of clause Sixth of the MSA is hereby amended to read as follows: “This agreement shall be in effect during the period starting on January 1, 2002 and ending on December 31, 2006”.

SECTION 2. In accordance with the terms of Clause FOURTH of the MSA, AMÉRICA MÓVIL shall pay SBCI-MSI ONE MILLION US DOLLARS (US$1,000,000.00) plus value added tax for the fifth year of the initial term of the MSA (as such term has been extended by this Amendment) in compensation for services rendered by SBCl-MSI thereunder. AMÉRICA MÓVIL shall make this One Million US Dollar (US$1,000,000.00) payment to SBCl-MSI plus value added tax in a one-time payment on February 28, 2006 through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by SBCl-MSI. Six months prior to the fifth anniversary of the commencement of the initial term of the original MSA, the parties shall begin consultations and use best efforts to agree on compensation to be paid SBCl-MSI for the remaining term of the MSA.

SECTION 3. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on 1-FEB, 2006 to be effective as of December 31, 2005.

SBC INTERNATIONAL		AMÉRICA MÓVIL S.A. DE CV.
MANAGEMENT SERVICES INC.

By:	/s/ Rick Resnick	By:	/s/ Daniel Hajj Aboumrad
	Rick Resnick		Daniel Hajj Aboumrad
	President SBCI – Mexico		Director General

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